Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made this 29th day of May, 2008.

BETWEEN:

Altair Nanotechnologies Inc., a corporation incorporated under the laws of Canada,

(the "Corporation")

- and -

●, of the City of ●of the Province of ●,

(the "Director")

WHEREAS the Director has requested that the Corporation indemnify him against certain liabilities and expenses that he may incur in connection with his acting as director or officer of the Corporation (or as a director or officer or serving in a similar capacity of any subsidiary of the Corporation or other entity where the Director is so serving at the Corporation’s request);

AND WHEREAS the Corporation desires to provide the Director with the maximum protection permitted by applicable law against any and all liabilities he may incur in his capacity as a director of the Corporation or in any other capacity in which he may act at the request of the Corporation;

NOW THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby mutually acknowledged) and in consideration of the Director continuing to act as a director of the Corporation, the parties agree as follows:

ARTICLE I
INDEMNIFICATION

1.1           Indemnity.  Subject to Section 1.2, the Corporation undertakes and agrees to indemnify the Director effective from the date the Director was first elected or appointed as a director or officer of the Corporation (or as a director or officer or serving in a similar capacity of any subsidiary of the Corporation or any other entity where the Director is so serving at the Corporation’s request), to the fullest extent permitted by law, against any liability or expense (including, without limitation, costs, charges, legal fees and disbursements, and amounts actually incurred by the Director to settle claims, actions, suits or proceedings or to satisfy judgments, fines or penalties in respect of claims, actions, suits or proceedings or any expense incurred in establishing a right to indemnification under this Agreement, the Canada Business Corporations Act, as amended from time to time (the “Act”) or otherwise or in defending against any claims as to which a right of indemnification is asserted hereunder by the Director) (“Expenses”) that the Director may suffer or incur in respect of any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative and whether brought by or on behalf of the Corporation or otherwise) or any threat thereof involving the Director or to which the Director is made party and which arises as a direct or indirect result of the Director being or having been a director or officer of the Corporation (or serving or having served at the Corporation’s request as a director or officer or in a similar capacity of any of the Corporation’s subsidiaries or any other entity) (a “Proceeding”), including any act or thing done or not done in the Director's capacity as director or officer of the Corporation (or as a director or officer of, or in a similar capacity for, such other entity) provided that the Director:  (a) acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which the Director acted as a director or officer or in a similar capacity at the Corporation’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Director had reasonable grounds for believing his conduct was lawful (“Indemnification Qualifications”).  No determination in any Proceeding against the Director by judgment, order, settlement (with or without court approval) or conviction shall, of itself, create a presumption that the Director did not act honestly and in good faith with a view to the best interests of the Corporation (or a subsidiary of the Corporation or any other entity for which the Director served at the Corporation’s request as director or officer or in a similar capacity) and, with respect to any criminal action or proceeding, that the Director did not have reasonable grounds for believing that his conduct was lawful.

1.2           Payment.  From time to time as each indemnifiable liability or expense is incurred by a Director, the Director may deliver to the Corporation a claim for indemnification under this Agreement, accompanied by evidence of the indemnifiable liability or expense.  Within ten days after receipt of such a claim for indemnification under this Agreement, the Corporation shall pay or cause to be paid the indemnification claim unless the indemnification claim is not covered by this Agreement or the payment thereof is not permitted by applicable law or requires court approval.  If the Corporation believes that the indemnification claim is not covered by this Agreement or the payment thereof is not permitted by applicable law or requires court approval, it shall so advise the Director in writing within such ten-day period.  If court approval is required in respect of the payment of an indemnification claim, the Corporation shall, at the request of the Director, promptly seek approval of a court of competent jurisdiction to pay the same.  The Director shall be entitled to be represented by counsel of his choosing at any such proceedings with the fees and expenses of such counsel for the Director being treated as indemnification hereunder and shall be subject to Sections 1.1 and 1.2 hereof.  Any claim for indemnification, if paid by the Corporation, shall be subject to repayment in the event that the indemnification claim is not covered by this Agreement or the payment thereof is not permitted by applicable law.  For greater certainty and notwithstanding anything herein contained (but subject to obtaining any required court approval), the Corporation shall advance moneys to the Director for all costs, charges and expenses incurred by the Director in respect of a Proceeding in accordance with this Section 1.2, provided that if it is determined by a court of competent jurisdiction in a judgment that has become non-appealable that the Director has not satisfied the conditions set forth in Section 1.1 or is otherwise not entitled to indemnification pursuant to the terms hereof, the Director shall forthwith repay such amounts to the Corporation upon demand therefor.

ARTICLE II
CONTRIBUTION

2.1             Contribution.

(1)
Whether or not the indemnification provided in Section 1.1 and 1.2hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Director to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution it may have against Director.  The Corporation shall not enter into any settlement of any action, suit or proceeding in which the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Director.

(2)
Without diminishing or impairing the obligations of the Corporation set forth in the preceding subparagraph, if, for any reason, Director shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Director in proportion to the relative benefits received by the Corporation and all officers, directors or employees of the Corporation, other than Director, who are jointly liable with Director (or would be if joined in such action, suit or proceeding), on the one hand, and Director, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Corporation and all officers, directors or employees of the Corporation other than Director who are jointly liable with Director (or would be if joined in such action, suit or proceeding), on the one hand, and Director, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered.  The relative fault of the Corporation and all officers, directors or employees of the Corporation, other than Director, who are jointly liable with Director (or would be if joined in such action, suit or proceeding), on the one hand, and Director, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(3)
The Corporation hereby agrees to fully indemnify and hold Director harmless from any claims of contribution which may be brought by officers, directors or employees of the Corporation, other than Director, who may be jointly liable with Director.

(4)
To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Director for any reason whatsoever, the Corporation, in lieu of indemnifying Director, shall contribute to the amount incurred by Director, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Corporation and Director as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and Director in connection with such event(s) and/or transaction(s).

2.2             The rights of Director to Contribution under this Section shall be subject to the Indemnification Qualifications described in Section 1.1 of this Agreement.

ARTICLE III
CLAIMS  AND  THE  DEFENCE  THEREOF

3.1           Notification.  The Director shall give notice to the Corporation immediately and in any event no later than ten days after the Director shall have been served with written notice of any claim against the Director that may give rise to a claim of indemnification under this Agreement, provided however that the failure to so notify the Corporation shall not relieve the Corporation of any liability that the Corporation has to the Director except to the extent that any delay in or failure to give notice as required hereby results in the forfeiture by the Corporation of substantial rights or defences.  A copy of any documents which have been served upon the Director shall accompany such notice or, where this is not feasible, be delivered to the Corporation as soon as reasonably practicable thereafter.  If, at the time of the receipt of a notice of a claim pursuant to Section 2.1 hereof, the Corporation has directors’, officers’, employees’ and/or agents’ liability insurance in effect, the Corporation shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Director, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

3.2           Right of Corporation to Defend.  Subject to any rights of or duties to any insurer, reinsurer or other third party having liability for any claim made or brought against the Director in respect of a Proceeding, the Corporation shall have the right, at its option, to assume, at its own expense, the control of the defence thereof, including the employment of legal counsel reasonably satisfactory to the Director upon the delivery to the Director of written notice of its election so to do.  If the Corporation exercises the foregoing right, the Director shall cooperate with the Corporation and make available to it all information under the control of the Director which is relevant to the claim as it shall reasonably require and as shall be within the Director’s power, but the Director shall not be required to agree to any request for co-operation that, acting reasonably, he concludes to be contrary to his interests.  If the Corporation does not exercise the foregoing right, the Director shall keep the Corporation reasonably apprised of the progress of the defence of the claim.  Legal counsel retained by the Corporation under this Section 2.2 shall be satisfactory to the Director, acting reasonably, and shall be instructed not to initiate or participate in (without the prior written consent of the Director) any discussions that might lead to a settlement inconsistent with Section 2.7.  After delivery of such notice and the retention of counsel by the Corporation, the Corporation shall not be liable to the Director under this Agreement for any fees of counsel subsequently incurred by the Director with respect to the same Proceeding except as provided for in Section 2.3.

3.3           Participation in Defence of Claim.  Nothing herein shall preclude the Director, at his sole discretion and at his expense, from employing legal counsel of his choosing to participate in the defence of any claim made or brought against him in addition to legal counsel employed by the Corporation provided that the Corporation shall reimburse the Director for the fees and expenses of such additional counsel in each jurisdiction where a Proceeding is or may reasonably be expected to be brought if: (a) the Corporation and the Director have agreed in writing to separate retention of counsel by the Director; (b) the Corporation does not promptly assume pursuant to Section 2.2 the defence of any such claim in such jurisdiction; or (c) the Director is advised by counsel in any such jurisdiction that there is any actual or potential conflict in the Corporation’s and the Director’s respective interests or that additional defences are available to the Director which makes representation by the same counsel in such jurisdiction inappropriate or inadvisable.  Any such payment for the fees and expenses of counsel for the Director shall be treated as indemnification of the Director hereunder and shall be subject to Sections 1.1 and 1.2 hereof.

3.4           Further Indemnification.  The Corporation shall indemnify the Director in respect of a Proceeding in such other circumstances as the Act permits or requires.

3.5           Indemnification for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Director is, by reason of the Directors status as a present or former director or officer of the Corporation (or as a director or officer or serving in a similar capacity of any subsidiary of the Corporation or any other entity where the Director is so serving at the Corporation’s request) a witness in any Proceeding to which Director is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

3.6           Additional Indemnification Rights: Non-Exclusivity

(1)
Scope. Notwithstanding any other provision of this Agreement, the Corporation hereby agrees to indemnify the Director to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Act, the Corporation’s articles, the Corporation’s by-laws or by any other statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a corporation to indemnify a Director, such changes shall, without any formality, be within the purview of the Director’s rights and the Corporation’s obligations under this Agreement. In the event of any change in applicable law, statute or rule which narrows the right of a corporation to indemnify a Director, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, such change shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(2)
Non-Exclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which the Director may be entitled under the Corporation’s articles, its by-laws, any other agreement by which the Corporation is bound, any vote of shareholders or disinterested directors, the Act or otherwise.

(3)
Partial Indemnification. If the Director is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties or settlements actually incurred by the Director in the investigation, defence, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Director for that portion for which the Director is entitled to indemnification.

3.7           Indemnification Not Affected By Remuneration.  Any indemnification to be made to the Director under this Agreement shall not be affected by any remuneration that the Director shall have received, or to which he may become entitled, at any time for acting in his capacity as a director or officer of the Corporation or for acting in such a capacity or in a similar capacity for any other entity at the Corporation’s request.

3.8           Settlement of Proceedings.  The Corporation shall be entitled to settle any Proceeding against the Director for which indemnity is sought by the Director hereunder on terms and conditions determined by the Corporation, provided that:

(i)	the settlement does not involve any obligation or liability of the Director other than the payment of a monetary amount;

(ii)	the Director is indemnified in full against payment of such monetary amount together with all related Expenses, whether or not such Expenses would otherwise be payable hereunder; and

(iii)	the settlement is expressly stated to be made by the Corporation on behalf of the Director, without any admission of liability by the Director.

3.9           Insurance.  The Corporation shall obtain and maintain a policy or policies of insurance providing any or all of the Directors of the Corporation with coverage from insurable losses they may incur in their capacities as directors of the Corporation, or to insure the Corporation’s performance of its indemnification obligations under this Agreement during the period in which the Director serves as a director or officer of the Corporation (or as a director or officer serving in a similar capacity of any subsidiary of the Corporation or any other entity where the Director is so serving at the Corporation’s request) and for a period of six years thereafter.  During such period, whether or not the Director continues to be a director of the Corporation, the Corporation shall obtain and maintain a policy or policies of insurance on terms and with coverage limits which provide the Director with insurance coverage which is similar in all material respects to the directors’ and officers’ insurance coverage provided by the Corporation to the Director as at the date hereof, the particulars of which have been provided to the Director, or coverage which provides enhanced overall directors’ and officers’ insurance coverage to the Director.  In all policies of directors’ and officers’ liability insurance maintained by the Corporation during the Director’s term as an officer or director and for  a period of six years thereafter, the Director shall be named as an insured in such a manner as to provide the Director the same rights and benefits as are accorded to the most favourably insured of the directors of the Corporation.  The Corporation agrees to provide notice of any material changes in the insurance coverage referred to in this Section 2.8 during the period in which the Director serves as a director or officer of the Corporation (or as a director or officer or serving in a similar capacity of any subsidiary of the Corporation or any other entity where the Director is so serving at the Corporation’s request) and for a period of six years thereafter. Notwithstanding the foregoing, the Corporation shall have no obligation to obtain or maintain such insurance if the Corporation determines in good faith that such insurance is not reasonably available, that the premium costs for such insurance are excessive in light of the protection afforded by such coverage, that the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit or that the Director is covered by similar insurance maintained by a subsidiary of the Corporation.  Before acting on such a determination, the Corporation shall discuss the matter with the Director and obtain the consent of the Director to the decision of the Corporation not to obtain or maintain such insurance, which consent will not be unreasonably withheld.

3.10           Exceptions.  Any other provision herein to the contrary notwithstanding, pursuant to the terms of this Agreement the Corporation shall not be obligated:

(i)
Claims Initiated by the Director. to indemnify or advance Expenses to the Director with respect to proceedings or claims initiated, brought or actively supported or facilitated by the Director and not by way of defence, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement, the Act or any other statute or law; or

(ii)
Insured Claims. to indemnify the Director for expenses or liabilities of any type whatsoever which have been paid directly to the Director by an insurance carrier under a policy of directors and officers’ liability insurance maintained by the Corporation; or

(iii)
Claims for Unlawful Profits. to indemnify the Director for expenses or the payment of profits arising from the purchase and sale by the Director of securities in violation of applicable securities laws.

3.11           Mutual Acknowledgement.  Both the Corporation and the Director acknowledge that in certain instances applicable law or public policy may prohibit the Corporation from indemnifying the Director under this Agreement or otherwise. The Director understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake, with the regulatory authorities, to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify the Director.

3.12           Effectiveness.   Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation’s inability, pursuant to applicable law or court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement.

3.13           Continuation of Indemnity.  The indemnification and advancement of Expenses by the Corporation to the Director provided for under this Agreement shall survive and continue after termination of the Director as a director or officer of the Corporation (or as a director or officer or serving in a similar capacity of any subsidiary of the Corporation or any other entity where the Director is so serving at the Corporation’s request) as to any acts or omissions by the Director while serving in such capacity.

ARTICLE IV
NOTICES

4.1             Notice.  Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given only when received by the party to whom such notice or communication is sent at the following addresses (or such other addresses as the party may specify by like notice):

(1)	in the case of the Corporation, to: 204 Edison Way Reno, NV 89502

Attention:     President
Facsimile:      (775)  856-1619

(2)	in the case of the Director, to:

●

Facsimile:  ●

ARTICLE V
GENERAL

5.1           Amendment and Assignment.  This Agreement may not be amended except by a written agreement signed by both of the parties hereto.  This Agreement may not be assigned by the Corporation without the prior written consent of the Director.

5.2           Binding Effect.  Not Exclusive.  This Agreement shall be binding upon and enure to the benefit of the Corporation and its successors and permitted assigns (which terms shall be deemed to include any body corporate formed by the amalgamation of the Corporation with another body corporate) and shall be binding upon and enure to the benefit of the Director, his legal representatives, heirs, successors and assigns.  The rights provided to the Director under this Agreement shall be in addition to any indemnification that may be available to the Director under any other agreement, the articles or by-laws of the Corporation, by law or at equity.

5.3           Continuance of Agreement.  This Agreement shall continue for the periods identified herein notwithstanding that the Director has ceased to be a director or officer of the Corporation or any other entity.

5.4           Severability.  The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of the other provisions or portions hereof and this Agreement shall be construed as if such invalid or unenforceable provision or portion were omitted from this Agreement.

5.5           Governing Law.  Attornment.  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.  The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

5.6           Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN  WITNESS  WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above-written.

“Corporation” Altair Nanotechnologies Inc. By: ____________________________ Name: Title:
SIGNED In the presence of:	________________________________ Witness (Print Name) ________________________________ Witness (Sign Name)

“Director” ________________________________ (Print Name) ________________________________ (Sign Name)

11